Fresh Del Monte Produce Inc. Reports First Quarter Earnings for Fiscal 2026
Historic Brand Reunification Strengthens Multi-Category Growth Platform

Portfolio Discipline and Segment Mix Support Margin Performance

Operating Cash Flow Supports Strategic Investment and Shareholder Returns

CORAL GABLES, FL. - May 5, 2026 - Fresh Del Monte Produce Inc. (NYSE: FDP) ("Fresh Del Monte" or the "Company") today reported financial results for the first quarter ended March 27, 2026. For the first quarter of 2026, the Company reported earnings per diluted share of $0.21, or on an Adjusted basis, earnings per diluted share(1) of $0.63.

“Our first-quarter results reflect disciplined execution across a complex operating environment, with the business demonstrating resilience as we continue to strengthen and expand our portfolio,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and CEO. “Importantly, the quarter included the initial contribution following the closing of the Del Monte Foods acquisition, expanding our portfolio and strengthening our position across both the perimeter and center of the store. We are encouraged by the initial performance of the Del Monte Foods business in its first week of ownership and remain focused on building on this momentum as we continue to scale the business and strengthen our overall platform.”

Following the Del Monte Foods transaction during the first quarter of 2026, the Company realigned its operating segments to align external reporting with the internal management reporting used to allocate resources and assess performance. As part of this realignment, the Company separated the prepared foods category from its fresh and value‑added products segment and established it as a distinct reportable segment. The prepared foods segment combines the recently acquired Del Monte Foods assets with Fresh Del Monte’s existing prepared foods operations.

The prepared foods segment primarily includes packaged food products such as Del Monte® and S&W® packaged vegetables; Del Monte®, Contadina®, and S&W® packaged tomato products; Del Monte® packaged meals and snacks; pineapple concentrate; beverages and juices; and prepared fruit products sold in Europe, the Middle East, and Africa.

The Company’s remaining reportable segments are fresh and value‑added products, bananas, and other products and services. The fresh and value‑added products segment includes the Company’s fresh produce portfolio, primarily pineapples, fresh-cut fruit, fresh-cut vegetables (which includes fresh-cut salads), melons, vegetables, non-tropical fruit (including grapes, apples, citrus, blueberries, strawberries, pears, peaches, plums, nectarines, cherries, and kiwis), other fruit and vegetables, avocados, and other fresh food offerings. The other products and services segment primarily includes the Company’s third‑party freight and logistics services business, poultry and meats operations, and specialty ingredients business.

Financial highlights for the first quarter of 2026:

The Company announced its intent to divest its Mann Packing Inc. business operations ("Mann Packing") in the third quarter of 2025 and completed the transaction during the fourth quarter of 2025. Accordingly, the following financial highlights also include adjusted basis results to reflect the impact of the divestiture.

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Fresh Del Monte Produce Inc.

Net sales for the first quarter of 2026 were $1,044.1 million. The decrease of 4.9% was primarily driven by lower net sales in the Company's fresh and value-added products segment, reflecting the strategic divestiture of its Mann Packing business in the fourth quarter of 2025, as well as lower net sales in its avocado product line due to industry-wide oversupply, which resulted in lower per-unit selling prices. The decrease was partially offset by net sales from the Company's acquisition of Del Monte Foods in March 2026, as well as the favorable impact of fluctuations in exchange rates primarily related to the Euro. On an Adjusted basis, net sales(1) were in line with reported net sales for the first quarter of 2026.

Gross profit for the first quarter of 2026 was $89.0 million. The decrease in gross profit was primarily driven by lower gross profit in the Company's other products and services business segment, reflecting lower per-unit selling prices in its poultry and meats business due to slower demand and the impact of the Middle East conflict. Gross profit was also negatively impacted in the Company's prepared foods business segment, driven by higher per-unit production and procurement costs. Across the portfolio, results were affected by supply chain disruptions in the Strait of Hormuz associated with geopolitical developments and the unfavorable impact of fluctuations in exchange rates due to a stronger Costa Rican colon. The decrease was partially offset by higher per-unit selling prices in the Company's banana and pineapple product lines, as well as the acquisition of Del Monte Foods. Gross margin increased to 8.5%. Adjusted gross margin was 8.7%.

Operating income for the first quarter of 2026 was $20.1 million. The decrease was primarily driven by higher asset impairment and other charges, net, when compared to the prior-year period. Adjusted operating income(1) for the first quarter of 2026 was $40.2 million.

Income from equity method investments for the first quarter of 2026 was $6.6 million. The increase was due to higher equity earnings of unconsolidated companies within the food and nutrition sector compared to the prior-year period. The higher equity earnings were due to distributions received in excess of the carrying value at the time of liquidation of a fund in which we previously held an interest.

FDP net income(2) for the first quarter of 2026 was $10.0 million. Adjusted FDP net income(1) was $29.9 million.

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Fresh Del Monte Produce Inc.

First Quarter 2026 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 27, 2026					March 28, 2025
Segment Data:	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$549.0	53%	$59.8	67%	10.9%	$612.3	56%	$59.0	64%	9.6%
Banana	357.1	34%	16.5	19%	4.6%	363.8	33%	16.8	18%	4.6%
Prepared foods	82.5	8%	8.9	10%	10.8%	70.9	6%	10.3	11%	14.5%
Other products and services	55.5	5%	3.8	4%	6.8%	51.4	5%	6.1	7%	11.9%
	$1,044.1	100%	$89.0	100%	8.5%	$1,098.4	100%	$92.2	100%	8.4%

(1) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."
(2) "FDP net income" as referenced throughout this release is defined as Net income attributable to Fresh Del Monte Produce Inc.

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Fresh Del Monte Produce Inc.

First Quarter of 2026 Business Segment Performance

Following the Del Monte Foods transaction during the first quarter of 2026, the Company realigned its operating segments to reflect the internal management reporting used by the management team to allocate resources and assess performance. As part of this realignment, the Company separated the prepared foods category from its fresh and value‑added products segment and established it as a distinct reportable segment. The prepared foods segment combines the recently acquired Del Monte® Foods assets with Fresh Del Monte’s existing prepared foods operations across North America, Europe, the Middle East, and Africa. The prepared foods segment primarily includes packaged food products, such as Del Monte® and S&W® packaged vegetables; Del Monte®, Contadina®, and S&W® packaged tomato products; Del Monte® packaged meals and snacks; pineapple concentrate; beverages and juices; and prepared fruit products sold in Europe, the Middle East, and Africa. The Company's financial results are presented to reflect these reorganized reportable segments. Prior periods were retrospectively adjusted to conform to the new segment composition and will be reflected in the Company's Quarterly Report on Form 10-Q for the quarter ended March 27, 2026.
Fresh and Value-Added Products
Net sales for the first quarter of 2026 were $549.0 million. The decrease in net sales was primarily a result of strategic reductions in the Company's fresh and fresh-cut vegetables business, including the divestiture of its Mann Packing business, and lower per-unit selling prices in its avocado product line due to industry-wide oversupply. The decrease was partially offset by higher net sales in the Company's pineapple product line due to higher per-unit selling prices and the favorable impact of fluctuations in exchange rates primarily related to the euro. On an Adjusted basis, net sales(1) were in line with reported net sales for the first quarter of 2026.

Gross profit for the first quarter of 2026 was $59.8 million. The increase in gross profit was primarily driven by the divestiture of the Company's Mann Packing business, which generated negative gross profit in the prior-year period, and higher per-unit selling prices in the Company's pineapple product line. The increase was partially offset by lower net sales, higher per-unit production costs in its melon product line, as well as weather-related events in North America that negatively impacted sales volume in the Company's fresh-cut fruit product line and contributed to lower per-unit selling prices in its melon product line. Gross margin increased to 10.9%. Adjusted gross profit(1) for the first quarter of 2026 was $60.6 million. Adjusted gross margin decreased to 11.0%.
Banana

Net sales for the first quarter of 2026 were $357.1 million. The decrease in net sales was primarily a result of lower sales volume in Asia due to lower supply, including the impact of supplier changes in the quarter, and in North America due to weak market demand and the impact of adverse weather. The decrease was partially offset by higher per-unit selling prices across all of the Company's regions, and the favorable impact of fluctuations in exchange rates, primarily related to the euro. On an Adjusted basis, net sales(1) were in line with the first quarter of 2026.

Gross profit for the first quarter of 2026 was $16.5 million. The decrease in gross profit was primarily driven by higher per-unit production and procurement costs, partially offset by higher per-unit selling prices. Gross margin was in line with the prior year at 4.6%. Adjusted gross profit(1) for the first quarter of 2026 was $18.0 million. Adjusted gross margin increased to 5.0%.
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Prepared Foods
Net sales for the first quarter of 2026 were $82.5 million. The increase in net sales was primarily driven by the Company's acquisition of Del Monte Foods, which closed late in March 2026, partially offset by lower net sales in Europe due to a lower availability of fruit inputs, including pineapple, used in the Company's canned pineapple product line.
Gross profit for the first quarter of 2026 was $8.9 million. The decrease in gross profit was primarily driven by lower net sales in Europe and higher per-unit production and distribution costs, partially offset by the Company's acquisition of Del Monte Foods. Gross margin decreased to 10.8%.
Other Products and Services

Net sales for the first quarter of 2026 were $55.5 million. The increase in net sales was the result of higher net sales of the Company's third-party freight services business, partially offset by lower net sales in its poultry and meats business due to lower per-unit selling prices.

Gross profit for the first quarter of 2026 was $3.8 million. The decrease in gross profit was primarily a result of lower per-unit selling prices in its poultry and meats business. Gross margin decreased to 6.8%.
Cash Flows

Net cash provided by operating activities for the first quarter of 2026 was $44.1 million. The decrease compared to the prior-year period was primarily driven by lower net income, partially offset by changes in non-cash items, including higher asset impairments, and working capital fluctuations, primarily related to lower inventory levels and higher trade receivables due to the timing of period-end collections.

Long-Term Debt

Long-term debt increased to $438.0 million at the end of the first quarter of 2026, compared with $173.0 million at the end of fiscal year 2025, primarily reflecting debt incurred in connection with the acquisition of select assets of Del Monte Foods, which closed on March 19, 2026.

Quarterly Cash Dividend

On April 28, 2026, the Company's Board of Directors declared a quarterly cash dividend of $0.30 per share, payable on June 11, 2026, to shareholders of record on May 19, 2026.

Share Repurchase Program

During the first quarter of 2026, the Company repurchased 100,000 shares of common stock for $4.0 million at an average price of $40.24 per share. As of March 27, 2026, $116.2 million remained available under the current plan.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended

Statement of Operations:	March 27, 2026	March 28, 2025
Net sales	$1,044.1	$1,098.4
Cost of products sold	953.4	1,006.2
Other product-related charges	1.7	—
Gross profit	89.0	92.2
Selling, general and administrative expenses	51.1	48.1
Gain on disposal of property, plant and equipment, net	2.2	0.8
Asset impairment and other charges, net	20.0	—
Operating income	20.1	44.9
Interest expense, net	1.9	3.3
Income from equity method investments	6.6	—
Other expense, net	6.3	2.8
Income before income taxes	18.5	38.8
Income tax provision	7.8	6.9
Net income	10.7	31.9
Less: Net income attributable to noncontrolling interests	0.7	0.8
Net income attributable to Fresh Del Monte Produce Inc.	$10.0	$31.1
Earnings per share(1):
Basic	$0.21	$0.65
Diluted	$0.21	$0.64
Dividends declared per ordinary share	$0.30	$0.30
Weighted average number of ordinary shares:
Basic	47,449,871	47,956,338
Diluted	47,869,455	48,268,620
(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	March 27, 2026	December 26, 2025
Assets
Current assets:
Cash and cash equivalents	$66.3	$35.7
Trade accounts receivable, net	434.3	376.1
Other accounts receivable, net	96.7	85.9
Inventories, net	728.4	581.9
Assets held for sale	14.9	9.6
Prepaid expenses and other current assets	36.5	51.6
Total current assets	1,377.1	1,140.8

Investments in and advances to unconsolidated companies	42.7	63.2
Property, plant and equipment, net	1,216.8	1,119.5
Operating lease right-of-use assets	191.4	192.8
Goodwill	389.8	390.0
Intangible assets, net	61.2	33.1
Deferred income taxes	47.9	45.5
Other noncurrent assets	75.5	74.1
Total assets	$3,402.4	$3,059.0

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$518.8	$467.3
Current maturities of debt and finance leases	7.0	1.5
Current maturities of operating leases	46.5	45.4
Income taxes and other taxes payable	15.8	15.1
Total current liabilities	588.1	529.3

Long-term debt and finance leases	451.5	176.2
Retirement benefits	102.9	92.4
Deferred income taxes	80.3	79.1
Operating leases, less current maturities	123.9	125.9
Other noncurrent liabilities	26.2	25.9
Total liabilities	1,372.9	1,028.8
Commitments and contingencies
Shareholders' equity:
Preferred shares	—	—
Ordinary shares	0.5	0.5
Paid-in capital	608.5	606.6
Retained earnings	1,439.7	1,447.3
Accumulated other comprehensive loss	(33.9)	(38.2)
Total Fresh Del Monte Produce Inc. shareholders' equity	2,014.8	2,016.2
Noncontrolling interests	14.7	14.0
Total shareholders' equity	2,029.5	2,030.2
Total liabilities and shareholders' equity	$3,402.4	$3,059.0

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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	March 27, 2026	March 28, 2025
Operating activities:
Net income	$10.7	$31.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16.1	18.5
Amortization of debt issuance costs	0.1	0.1
Asset impairments	16.1	—
Share-based compensation expense	2.5	2.3
Change in uncertain tax positions	0.7	(0.9)
Deferred income taxes	(1.2)	(4.4)
Gain on disposal of property, plant and equipment, net	(2.2)	(0.8)
Income from equity method investments	(6.6)	—
Other, net	(0.2)	(0.4)
Changes in operating assets and liabilities
Receivables	(62.9)	(38.7)
Inventories	21.0	(5.4)
Prepaid expenses and other current assets	(1.6)	(0.8)
Accounts payable and accrued expenses	50.8	46.1
Other assets and liabilities	0.8	(1.4)
Net cash provided by operating activities	44.1	46.1

Investing activities:
Capital expenditures	(14.4)	(10.0)
Proceeds from sales of property, plant and equipment	12.8	1.9
Acquisition of select assets of Del Monte Foods, net of cash acquired	(307.7)	—
Investments in and advances to unconsolidated companies	(2.5)	(1.2)
Other investing activities	—	—
Distributions received from unconsolidated companies	29.6	—
Other investing activities	—	0.5
Net cash used in investing activities	(282.2)	(8.8)

Financing activities:
Proceeds from debt	266.9	148.4
Payments on debt	(1.9)	(159.5)
Distributions to noncontrolling interests	—	(0.1)
Share-based awards settled in cash for taxes	(1.7)	(0.9)
Dividends paid	(14.2)	(14.4)
Repurchase and retirement of ordinary shares	(4.0)	(7.6)
Payment of deferred financing costs	—	—
Other financing activities	(0.4)	(0.4)
Net cash provided by (used in) financing activities	244.7	(34.5)
Effect of exchange rate changes on cash	(1.0)	(1.0)
Net increase in cash and cash equivalents	5.6	1.8
Cash, cash equivalents and restricted cash, beginning	64.2	32.6
Cash, cash equivalents and restricted cash, ending	$69.8	$34.4
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Fresh Del Monte Produce Inc.

Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures that are referred to in this press release as “non-GAAP measures.” Management believes these non-GAAP measures provide a more comparable analysis of the underlying operating performance of the business.

These non-GAAP measures include the following: Adjusted net sales, Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. Adjusted net sales, Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income and Adjusted diluted EPS each reflect adjustments relating to the divestiture of Mann Packing, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net and other product-related charges. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for the divestiture of Mann Packing (excluding the impact of depreciation, amortization, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net and income taxes already included within the EBITDA calculation), sales claims arising from delays and disruptions to shipments passing through the Strait of Hormuz, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, and other product-related charges. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of Adjusted net sales.

These non-GAAP measures provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	March 27, 2026					March 28, 2025
	Net Sales	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Net Sales	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$1,044.1	$89.0	$20.1	$10.0	$0.21	$1,098.4	$92.2	$44.9	$31.1	$0.64
Adjustments:
Sales claims due to shipping delays in the Middle East (1)	0.6	0.6	0.6	0.6	0.01	—	—	—	—	—
Other product-related (credits) charges (2)	—	1.7	1.7	1.7	0.04	—	—	—	—	—
Asset impairment and other charges, net (3)	—	—	20.0	20.0	0.42	—	—	—	—	—
Gain on disposal of property, plant and equipment, net (4)	—	—	(2.2)	(2.2)	(0.05)	—	—	(0.8)	(0.8)	(0.01)
Divestiture of Mann Packing (5)		—	—	—	—	(50.8)	5.7	8.6	8.6	0.18
Tax effects of all adjustments (6)	—	—	—	(0.2)	—	—	—	—	(0.1)	—
As adjusted	$1,044.7	$91.3	$40.2	$29.9	$0.63	$1,047.6	$97.9	$52.7	$38.8	$0.81

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 27, 2026
	Fresh and value-added products	Banana	Prepared foods	Other products and services	Total
Gross profit (as reported)	$59.8	$16.5	$8.9	$3.8	$89.0
Adjustments:
Sales claims due to shipping delays in the Middle East (1)	0.1	0.5	—	—	0.6
Other product-related charges (2)	0.7	1.0	—	—	1.7
Adjusted Gross profit	$60.6	$18.0	$8.9	$3.8	$91.3

Net sales	$549.0	$357.1	$82.5	$55.5	$1,044.1
Adjustments:
Sales claims due to shipping delays in the Middle East (1)	0.1	0.5	—	—	0.6
Adjusted Net sales	$549.1	$357.6	$82.5	$55.5	$1,044.7

Gross margin (a)	10.9%	4.6%	10.8%	6.8%	8.5%
Adjusted Gross margin (b)	11.0%	5.0%	10.8%	6.8%	8.7%

	Quarter ended
	March 28, 2025
	Fresh and value-added products	Banana	Prepared foods	Other products and services	Total
Gross profit (as reported)	$59.0	$16.8	$10.3	$6.1	$92.2
Adjustments:
Divestiture of Mann Packing (5)	5.7	—	—	—	5.7
Adjusted Gross profit	$64.7	$16.8	$10.3	$6.1	$97.9

Net sales	$612.3	$363.8	$70.9	$51.4	$1,098.4
Adjustments:
Divestiture of Mann Packing (5)	(50.8)	—	—	—	(50.8)
Adjusted Net sales	$561.5	$363.8	$70.9	$51.4	$1,047.6

Gross margin (a)	9.6%	4.6%	14.5%	11.9%	8.4%
Adjusted Gross margin (b)	11.5%	4.6%	14.5%	11.9%	9.3%
(a) Calculated as Gross profit as a percentage of net sales.
(b) Calculated as Adjusted Gross profit as a percentage of Adjusted Net sales.

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Fresh Del Monte Produce Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 27, 2026	March 28, 2025
Net income attributable to Fresh Del Monte Produce Inc.	$10.0	$31.1
Interest expense, net	1.9	3.3
Income tax provision	7.8	6.9
Depreciation & amortization	16.1	18.5
Share-based compensation expense	2.5	2.3
EBITDA	$38.3	$62.1

Adjustments:
Sales claims due to shipping delays in the Middle East (1)	0.6	—
Other product-related charges (2)	1.7	—
Asset impairment and other charges, net (3)	20.0	—
Gain on disposal of property, plant and equipment, net (4)	(2.2)	(0.8)
Divestiture of Mann Packing (5)	—	5.7
Adjusted EBITDA	$58.4	$67.0

Net sales	$1,044.1	$1,098.4
Adjusted Net sales	$1,044.7	$1,047.6
Net income margin (a)	1.0%	2.8%
(a) Calculated as Net income attributable to Fresh Del Monte Produce Inc. as a percentage of net sales.
Adjusted Net income margin (b)	2.9%	3.7%
(b) Calculated as Adjusted Net income attributable to Fresh Del Monte Produce Inc. as a percentage of Adjusted Net sales.
EBITDA margin (c)	3.7%	5.7%
(c) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin (d)	5.6%	6.4%
(d) Calculated as Adjusted EBITDA as a percentage of Adjusted Net sales.

(1)Sales claims due to shipping delays in the Middle East for the quarter ended March 27, 2026, primarily consisted of customer quality claims arising from delays and disruptions to shipments passing through or indirectly impacted by delays in the Strait of Hormuz and the congestion at other ports.

(2)Other product-related charges for the quarter ended March 27, 2026, primarily consisted of product damages and non-recoverable inventory related to geopolitical developments in the Middle East and disruptions to shipping lanes through the Strait of Hormuz and the congestion at other ports.

(3)Asset impairment and other charges, net for the quarter ended March 27, 2026, primarily consisted of $16.1 million related to right-of-use assets acquired from Del Monte Foods for product lines we do not intend to operate and $3.5 million of business transaction costs, including transaction advisory fees, legal, consulting, and accounting expenses associated with our acquisition of Del Monte Foods.

(4)Gain on disposal of property, plant and equipment, net for the quarter ended March 27, 2026, primarily consisted of a $2.2 million gain on the idle land in Chile. Gain on disposal of property, plant and equipment, net for the quarter ended March 28, 2025, primarily consisted of a $0.8 million gain from the sale of idle land in Guatemala.

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Fresh Del Monte Produce Inc.

(5)Divestiture of Mann Packing includes the operating results of Mann Packing Inc. ("Mann Packing") and its wholly owned subsidiaries as a result of the sale of the Mann Packing business, including substantially all of its operational assets, which occurred during the fourth quarter of 2025 (refer to Form 10-K for the year ended December 26, 2025, for further information regarding the divestiture). For the quarter ended March 28, 2025, the adjustments exclude tax effects of $0.1 million. The tax effects associated with the operating results of Mann Packing are included in the amounts referenced in Tickmark (6) below. Total diluted EPS for the planned divestiture of Mann Packing when including the impacts of tax effects for the quarter ended March 28, 2025, was $(0.18).

(6)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes.

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Fresh Del Monte Produce Inc.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the first quarter 2026 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is a leading global producer, marketer, and distributor of high-quality fresh, fresh-cut, and prepared fruit and vegetables, with products sold in more than 90 countries worldwide. The company also operates a growing global platform across fresh, refrigerated, and shelf-stable food categories. Fresh Del Monte markets its products worldwide under the DEL MONTE® brand and other recognized brands, a symbol of quality, innovation, freshness, and reliability for more than 140 years. The company owns global rights to the Del Monte® brand, subject to certain existing licensing arrangements. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Asia Pte. Ltd. Fresh Del Monte is the first global marketer of fruits and vegetables to commit to the Science Based Targets initiative. The company has been recognized as one of America’s Most Trusted Companies by Newsweek and named a Humankind 100 Company by Humankind Investments. Fresh Del Monte Produce Inc. is traded on the New York Stock Exchange under the symbol FDP.

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Fresh Del Monte Produce Inc.

Forward-looking Information

This press release and the related earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this press release contains forward-looking statements regarding the Company’s plans and expectations for future performance, including: the expected benefits of the Del Monte Foods acquisition; the Company’s ability to strengthen brand consistency, expand customer reach, enhance efficiency and build a stronger, more flexible platform focused on innovation and long-term value creation. It is important to note that these forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties and assumptions that may cause the Company’s actual plans and performance to differ materially from those in the forward-looking statements as a result of various factors, including: the occurrence of any event, change or other circumstances under which the anticipated benefits of the Transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, our inability to successfully execute on our integration strategy, the diversion of management’s attention from ongoing business operations and opportunities, operating costs and business disruption following the Transaction, exposure to potential litigation related to Del Monte Foods which may have not been discovered during the diligence process or over which the Company had no control, our ability to service the additional indebtedness incurred as a result of the acquisition of Del Monte Foods, and challenges associated with the integration of Del Monte Foods’ products, technologies, and manufacturing processes with those of ours, ongoing elevated commodity and supply chain costs given the uncertainty associated with the conflict in the Middle East and the Company’s ability to successfully manage the risks associated with international operations in light of the ongoing conflict. In addition, these forward-looking statements and the information in this presentation and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K. All forward-looking statements in this presentation are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Investors:
Christine Cannella
Vice President, Investor Relations
Investors@freshdelmonte.com

Media:
Claudia Pou
Vice President, Global Head of Corporate Communications
Communications@freshdelmonte.com

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